FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                                   EXHIBIT 11
              Statement Regarding Computation of Earnings Per Share

                                                   Three Months Ended June 30,                Six Months ended June 30,
                                                  1996                 1995 (1)               1996             1995 (1)
                                                  ----                 --------               ----             --------

Primary Earnings per Share:
- ---------------------------

Weighted average number of shares
outstanding                                   5,372,243              6,188,938               5,452,140         6,245,844

Average unallocated ESOP Shares                (233,852)              (267,156)               (233,852)         (267,156)

Incremental shares attributed to
outstanding options                             131,544                     -                  116,546                 -
                                              ---------              ---------               ---------         ---------

Weighted average number of common
stock equivalents                             5,269,935              5,921,782               5,334,834         5,978,688
                                              =========              =========               =========         =========

Net Income                                   $1,710,000             $1,603,000              $3,319,000        $3,235,000
                                              =========              =========               =========         =========


Primary earnings per common and
common equivalent share                      $      .32             $      .27                  $  .62            $  .54


Earnings Per Share Assuming Full
- --------------------------------
Dilution:
- ---------

Weighted average number of shares
outstanding                                   5,372,243              6,188,938               5,452,140         6,245,844

Average unallocated ESOP shares                (233,852)              (267,156)               (233,852)         (267,156)

Incremental shares attributed to
outstanding options                             194,268                      -                 194,452                 -
                                              ---------              ---------               ---------         ---------

Weighted average number of common
stock equivalents                             5,332,659              5,921,782               5,412,740         5,978,688
                                              =========              =========               =========         =========

Net Income                                   $1,710,000             $1,603,000              $3,319,000        $3,235,000
                                              =========              =========               =========         =========

Fully diluted earnings per common
and common equivalent shares                 $      .32             $      .27              $      .61            $  .54


The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6: shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.

(1)  Adjusted to reflect the two-for-one stock split paid June 5, 1996.